Exhibit 99.1 PRESS RELEASE FOR IMMEDIATE RELEASE For more information contact Stephen Bianchi, Chief Executive Officer 2174 Eastridge Center, Eau Claire, WI 54701 (715) 836-9994 Ext. 11007 | sbianchi@ccf.us www.ccf.us Citizens Community Federal National Association Appoints New Board Member Altoona, WI, January 31, 2022 – Citizens Community Federal National Association (“CCFBank®”), a wholly-owned subsidiary of Citizens Community Bancorp, Inc., appointed Nick Amundsen to the CCFBank® board of directors, effective January 27, 2022. “We are pleased to add Nick as a director to our bank board as we expand our community outreach and develop strong succession planning for the company”, said Steve Bianchi, President/CEO. Bianchi added, “The Board’s efforts to attract a highly skilled professional with a technology background was a priority given the technological advances occurring in all industries. We believe Mr. Amundsen brings a unique background and set of skills to help our bank prosper.” Mr. Amundsen, a resident of the Chippewa Valley, currently serves as the Senior Vice President of Strategy at Jamf based in Minneapolis, MN and founded in Eau Claire, WI. Jamf (NASDAQ: JAMF) is an Apple Enterprise Management company that helps organizations connect, manage, and secure their devices while extending the native Apple experience to its end users. Amundsen was the fifth employee hired at Jamf in 2007 and has been instrumental in the company’s success. Nick is a UW-Eau Claire graduate and currently serves on the University’s Management Advisory Board and is a board member for DropCap, Inc., based in La Crosse, WI. CCFBank®, based in Altoona, WI since 1939, is a commercial bank with 25 branches in Wisconsin and Minnesota. The bank’s primary services include commercial, agricultural and consumer banking services, and home loans serviced in Eau Claire, WI. ###